SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 1999

                            TITAN TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)


                Commission File Number:                 0-25024

                New Mexico                           85-0388759
             (State or other                        IRS Employer
             jurisdiction of                      Identification No.
              Incorporation)

             3206 Candelaria Road, N.E.
              Albuquerque, New Mexico                           87107
      (Address of principal executive offices)                (Zip code)

        Registrant's telephone number, including area code: 505-884-0272

                                       N/A

         (Former name or former address, if changed since last report)

Item 5. Other Events.

On March 17, 1999, Titan's President, Ronald L. Wilder, signed an Letter of Understanding that Titan would enter into a licensing arrangement with
Envirotire, a California company, looking to establish recycling plants utilizing Titan's recycling technology. A copy of that agreement is attached to this report as an exhibit.

This proposal was never submitted to Titan's board of directors for consideration and approval nor did Titan and Envirotire ever attempt to negotiate a license agreement. However, recently Titan learned that Envirotire was identifying itself as Titan's North American representative. When Envirotire was contacted about this claim, its management expressed their belief that the Letter of Understanding was, in fact, an agreement that gave Envirotire all of the rights expressed by Envirotire in that letter.

It was at all times Mr. Wilder's understanding that Titan and Envirotire would negotiate all of the terms of a licensing arrangement and that Titan's board of directors would consider whether the arrangement was in Titan's best interest and either approve or disapprove the license. This never happened.

Titan has been informed by counsel that the terms of the Letter of Understanding are so broad and far reaching that, if implemented, would amount to the conveyance of substantially all of Titan's business and assets. In such event, under New Mexico law, only a majority of two-thirds of Titan's shareholders could approve the license.

Titan will proceed in every appropriate way to stop Envirotire from asserting that it has any rights resulting from the Letter of Understanding. Titan's management and Envortire's management are discussing this and hopefully will arrive at a satisfactory solution in the near future.

 Item 7. Financial Statement and Exhibits.

There are no financial statements filed as part of this Report.

Exhibits:

20. Letter of Understanding dated March 17, 1999.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2001

TITAN TECHNOLOGIES, INC.

By  Ronald L. Wilder
    ---------------------------
    Ronald L. Wilder, President